EXHIBIT 10.15

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AGREEMENT, made, entered into this 17th day of March, 2008, by and between Fernando Cuza, an individual with a principal place of business located at 426 East MacEwen Drive, Osprey, Florida 34229 (hereinafter referred to as "Consultant"), and Sunovia Energy Technologies, Inc., a Nevada corporation with its principal place of business at 6408 Parkland Drive, Suite 104, Sarasota, Florida 34243 (hereinafter referred to as "Corporation") serves to amend and restate that certain Consulting Agreement dated May 22, 2006  (the “Effective Date”) by and between Sun Energy Solar, Inc. and Consultant.

W I T N E S S E T H:

WHEREAS, the Corporation owns certain intellectual property (“Intellectual Property”), is pursuing patents specific to said Intellectual Property and is developing products (“Products”) based on the Intellectual Property (the “Business Venture”);

WHEREAS, the Corporation, through its wholly-owned subsidiary Sun Energy Solar, Inc., and the Consultant entered into that certain Consulting Agreement dated May 22, 2006 (the “Initial Agreement”);

WHEREAS, the Corporation and the Consultant wish to amend and restate the Initial Agreement pursuant to this Agreement;

WHEREAS, the Corporation desires to maximize the value of the Corporation and secure agreements with nationally recognized entities for distribution of the Products;

WHEREAS, the Consultant desires to provide advice and recommendations to the Corporation and introduce the Corporation to nationally recognized entities;

WHEREAS, the Corporation desires to retain the Consultant, and the Consultant desires to provide to the Corporation;

WHEREAS, Consultant desires to provide consulting services for the Corporation as an independent contractor, including advice with respect to the Business Venture, and introductions to nationally recognized entities to increase the sales of the Products and increase the value of the Corporation (“Services”) with the understanding that Consultant shall not be required to devote his full time to the business of the Corporation and shall be free to pursue other personal and business interests.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1.           CONSULTING ARRANGEMENT.  The Corporation hereby contracts for the services of Consultant and Consultant agrees to perform or has previously performed such duties and responsibilities and to render advice and consulting as may be requested by the Corporation from time to time during the term of this consulting arrangement in connection with the Corporation's business throughout the United States and world wide, which may have previously been performed or is to be performed during the remaining period of the Term ("Consulting Arrangement").  Said consulting services shall include, but not be limited to, those services as more fully described on Schedule 1 attached hereto.  Consultant shall use his best efforts to keep the Corporation informed of all corporate business opportunities which shall come to his attention and appear beneficial to the Corporation's business so that the Corporation can obtain the maximum benefits from Consultant's knowledge, experience, and personal contacts.

2.           RELATIONSHIP BETWEEN PARTIES.  During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor.  Consultant shall not be considered as having an employee status vis-a-vis the Corporation, or by virtue of the Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Corporation.  The Corporation shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant will be responsible for the payment of any such taxes and hereby agrees to indemnify the Corporation against nonpayment thereof.

3.           COMPENSATION FOR THE CONSULTING ARRANGEMENT.  As part of the consideration for the services to be rendered under the Consulting Arrangement by Consultant and as compensation for the income he could have otherwise earned if he had not agreed to keep himself available to the Corporation hereunder, the Corporation shall issue to the Consultant (i) an option to purchase an aggregate of 25,000,000 shares of common stock of the Corporation at an exercise price of $0.005 on a cashless basis for a term of seven (7) years and (ii) an option to purchase an aggregate of 5,000,000 shares of common stock of the Corporation at an exercise price of $0.005 on a cashless basis for a term of seven (7) years, which shall be issued on January 1, 2009.  The aforementioned options shall be deemed earned as of the Effective Date as a substantial portion of the services to be provided pursuant to Section 1 of this Agreement have been provided.  The options to be issued in accordance with this Agreement shall be issued substantially in the form attached hereto as Schedule II.

In addition to the foregoing, the Corporation shall pay Consultant its reasonable, out-of-pocket, pre-approved expenses as incurred by Consultant in connection with its performance under this Agreement. Consultant shall not incur any expenses without prior written consent of the Corporation. Consultant agrees to provide the Corporation with access to such receipts, ledgers and other records as may be reasonably appropriate for the Corporation to verify the amount and nature of such expenses.

4.           TERM OF CONSULTING ARRANGEMENT.  The Consulting Arrangement shall begin effective as of the Effective Date and shall continue for a period of three (3) years from the Effective Date (the "Consulting Period").  Either party may terminate this Agreement for Cause (as defined below) upon thirty (30) days written notice to the other specifying the effective date of termination. Cause shall be defined as either party’s willful and wanton disregard for its obligations as defined herein. In the event of termination, the Corporation shall pay Consultant for the work performed prior to the effective date of such termination.

5.           CONFIDENTIALITY COVENANTS.

5.1           Acknowledgments by the Consultant.  The Consultant acknowledges that (a) during the Consulting Period and as a part of his Consulting Arrangement, the Consultant will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Corporation and its business; (c) because the Consultant possesses substantial skill with respect to the Corporation's business and the services provided pursuant to Section 1, the Corporation desires to obtain exclusive ownership of each Consultant Invention (as defined below), and the Corporation will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Consultant Invention; (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Corporation with exclusive ownership of all Consultant Inventions.

5.2           Agreements of the Consultant.  In consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation under this Agreement, the Consultant covenants as follows:

(a)           Confidentiality.

(i)           During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Corporation or except as otherwise expressly permitted by the terms of this Agreement.

(ii)           Any trade secrets of the Corporation will be entitled to all of the protections and benefits under the laws of the State of Florida and any other applicable law. If any information that the Corporation deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Consultant hereby waives any requirement that the Corporation submit proof of the economic value of any trade secret or post a bond or other security.

(iii)           None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

(iv)           The Consultant will not remove from the Corporation's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties at home or while traveling, or except as otherwise specifically authorized by the Corporation) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that, as between the Corporation and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Corporation. Upon termination of this Agreement by either party, or upon the request of the Corporation during the Consulting Period, the Consultant will return to the Corporation all of the Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b)           Consultant Inventions.  Each Consultant Invention will belong exclusively to the Corporation.  The Consultant acknowledges that all of the Consultant's writing, works of authorship, and other Consultant Inventions are works made for hire and the property of the Corporation, including any copyrights, patents, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Corporation all of the Consultant's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Consultant Inventions.  The Consultant covenants that he will promptly:

(i)           disclose to the Corporation in writing any Consultant Invention;

(ii)           assign to the Corporation or to a party designated by the Corporation, at the Corporation's request and without additional compensation, all of the Consultant's right to the Consultant Invention for the United States and all foreign jurisdictions;

(iii)           execute and deliver to the Corporation such applications, assignments, and other documents as the Corporation may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

(iv)           sign all other papers necessary to carry out the above obligations; and

(v)           give testimony and render any other assistance in support of the Corporation's rights to any Consultant Invention.

5.3           Disputes or Controversies.  The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Corporation, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

5.4           Definitions.

(a)           For the purposes of this Section 5, "Confidential Information" shall mean any and all:

(i)           trade secrets concerning the business and affairs of the Corporation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret within the meaning of the laws of the State of Florida;

(ii)           information concerning the business and affairs of the Corporation (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(iii)           notes, analysis, compilations, studies, summaries, and other material prepared by or for the Corporation containing or based, in whole or in part, on any information included in the foregoing.

(b)           For the purposes of this Section 5, "Consultant Invention" shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Corporation, and any such item created by the Consultant, either solely or in conjunction with others, following termination of the Consultant's Consulting Arrangement with the Corporation, that is based upon or uses Confidential Information.

6.           NON-COMPETITION AND NON-INTERFERENCE

6.1           Acknowledgments by the Consultant.  The Consultant acknowledges that:  (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Corporation's business is national in scope and its products are marketed throughout the United States and world wide; (c) the Corporation competes with other businesses that are or could be located in any part of the United States and world wide; (d) the provisions of this Section 6 are reasonable and necessary to protect the Corporation's business.

6.2           Covenants of the Consultant.  In consideration of the acknowledgments by the Consultant, and in consideration of the compensation and benefits to be paid or provided to the Consultant by the Corporation, the Consultant covenants that he may not, directly or indirectly:

(a)           during the Consulting Period, except in the course of his Consulting Arrangement hereunder, and during the Post-Consulting Period (as defined below), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Consultant's name or any similar name to, lend Consultant's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Corporation anywhere throughout the world; provided, however, that the Consultant may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise  (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(b)           whether for the Consultant's own account or for the account of any other person, at any time during the Consulting Period and the Post-Consulting Period, solicit business of the same or similar type being carried on by the Corporation, from any person known by the Consultant to be a customer of the Corporation, whether or not the Consultant had personal contact with such person during and by reason of the Consultant's Consulting Arrangement with the Corporation;

(c)           whether for the Consultant's own account or the account of any other person (i) at any time during the Consulting Period and the Post-Consulting Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Corporation at any time during the Consulting Period or in any manner induce or attempt to induce any employee of the Corporation to terminate his Consulting Arrangement with the Corporation; or (ii) at any time during the Consulting Period and for three years thereafter, interfere with the Corporation's relationship with any person, including any person who at any time during the Consulting Period was an employee, contractor, supplier, or customer of the Corporation; or

(d)           at any time during or after the Consulting Period, disparage the Corporation or any of its shareholders, directors, officers, employees, or agents.

For purposes of this Section 6.2, the term "Post-Consulting Period" means the one year period beginning on the date of termination of the Consultant's Consulting Arrangement with the Corporation.

If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Consultant.

The period of time applicable to any covenant in this Section 6.2 will be extended by the duration of any violation by the Consultant of such covenant.

7.           NOTICES.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers first set forth above (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties or that the Corporation has on record for the Consultant).

8.           CONSULTANT REPRESENTATIONS.

8.1           The Consultant is aware that the receipt of shares of common stock in lieu of cash compensation is a speculative investment involving a high degree of risk, that there is no guarantee that the Consultant will realize any gain from this investment, and that the undersigned could lose the total amount of this investment.

8.2           The Consultant is acquiring his shares for the undersigned's own account, with the intention of holding the shares and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the shares, and shall not make any sale, transfer, or pledge thereof without registration under the Securities Act of 1933,a s amended, and any applicable securities laws of any state or unless an exemption from registration is available under those laws.  The Consultant further represents that he understands that the shares he receives will be restricted securities and that such certificates representing the shares shall bear a standard restrictive legend per the Securities Act of 1933, as amended.

8.3           The Consultant represents that he is an “accredited investor”, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

9.           BINDING EFFECT.  This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

10.           ENTIRE AGREEMENT.  This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters.  This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

11.           LIABILITY; INDEMNIFICATION. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES ARISING OUT OF THE OTHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT.  Each party (the “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party, its officers, agents, employees, contractors, subcontractors, parent corporations, subsidiaries, and affiliates (referred to individually and collectively as the “Indemnified Party”) from and against any and all claims, liabilities, loss, damages, costs, fines, penalties or expenses (including but not limited to attorneys fees and all costs of litigation and collection) (“Damages”) which the Indemnified Party may hereafter incur, suffer or be required to pay by reason of the Indemnifying Party’s failure to perform faithfully its obligations hereunder or by reason of any bodily injury or property damage caused by any negligent act or omission of the Indemnifying Party, its officers, agents, employees, contractors, Subcontractors, parent corporations, subsidiaries and affiliates in connection with this Agreement, Indemnifying Party’s activities hereunder or otherwise, but excluding those Damages attributable solely to the Indemnified Party’s gross negligence.

12.           SPECIFIC PERFORMANCE.  The Consultant acknowledges that his obligations hereunder are unique, and that it would be extremely impracticable to measure the resulting damages if he should default in his obligations under this Agreement.  Accordingly, in the event of the failure by Consultant to perform his obligations hereunder, which failure constitutes a breach hereof by him, the Corporation may, in addition to any other available rights or remedies, sue in equity for specific performance and, in connection with any such suit, the Consultant expressly waives the defense therein that the Corporation has an adequate remedy at law.

13.           SEVERABILITY.  Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein.  In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

14.            SECTION HEADINGS.  The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

15.           CHOICE OF LAW.  This Agreement shall be interpreted and performed in accordance with the laws of the State of Florida, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of Florida shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Florida or in the federal courts located in or near Tampa, Florida.  The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Corporation agree to submit to the jurisdiction of such courts and waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

IN WITNESS WHEREOF, Consultant has hereunto put his hand, and the Corporation has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

CONSULTANT:

By:	/s/ Fernando Cuza
Fernando Cuza

CORPORATION:
Sunovia Energy Technologies, Inc.

By:	/s/ Carl Smith, III
Name: Carl Smith, III
Title: CEO

SCHEDULE I

a. introducing SESI to nationally recognized entities for product distribution opportunities;

b. introducing SESI to various executives and/or key personnel within companies for the purpose of making sales and/or public relations presentations to such companies (1);

c. acting as a liaison between SESI and various nationally recognized entities including, but not limited to, the following:

i. Various Major League Baseball (“MLB”) players

ii. Various MLB teams

iii. ClearChannel Outdoor

iv. Various Fortune 500 companies

v. The state government of Florida and national governments of the Dominican Republic, and othergovernments where the Consultant has relationships that may be advantageous to SESI;

d. introducing SESI to professional sports figures for the purpose of contracting with such sports figures to endorse certain SESI products.

______________________________

(1) While the Consultant will, from time to time, give advice to the Corporation with respect to public relations, the parties agree that the Consultant will not have any discretionary authority with respect to the Business Venture. The Corporation shall have sole discretion with respect to the Business Venture.

SCHEDULE II

Form of Option Agreement